UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2021

Regional Management Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-35477	57-0847115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

979 Batesville Road, Suite B

Greer, South Carolina 29651

(Address of principal executive offices) (zip code)

(864) 448-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.10 par value	RM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

RMR II Warehouse Facility

On April 14, 2021, Regional Management Corp. (the “Company”) and its wholly-owned subsidiary, Regional Management Receivables II, LLC (“RMR II”), entered into a Second Amended and Restated Credit Agreement, by and among the Company, as servicer, RMR II, as borrower, the lenders from time to time parties thereto (the “Lenders”), the agents from time to time parties thereto, Wells Fargo Bank, National Association, as account bank and backup servicer, and Credit Suisse AG, New York Branch, as administration agent, structuring agent and syndication agent (“Credit Suisse” or the “Administrative Agent”) (the “ RMR II Credit Agreement”). The RMR II Credit Agreement was amended and restated to, among other things, (i) replace Wells Fargo Bank, National Association, as administrative agent with Credit Suisse, (ii) provide for the financing of convenience checks, small loans and online originated loans, (iii) increase the Total Advance Rate, (iv) modify certain concentration limits and provide for additional concentration limits relating to certain eligible receivables, including, online loans and convenience checks, (v) increase the threshold of certain triggers relating to the average “Delinquency Ratio (60+ Days),” “Annualized Net Charge-Off Ratio,” and “Excess Spread Percentage,” in each case, over three consecutive collection periods as specified in the definitions of “Level I Trigger Event,” “Level II Trigger Event” and “Level III Trigger Event,” (vi) remove the role of Wells Fargo Bank, National Association, as image file custodian, (vii) add Regional Finance Company Illinois, LLC, as an “Originator,” (viii) extend the “Scheduled Commitment Termination Date” to March 31, 2023, (ix) provide mechanics relating to a transition away from LIBOR as a benchmark interest rate and the replacement of LIBOR by a replacement alternative benchmark rate or mechanism and (x) decrease the commitment from $125 million to $75 million.

The Lenders under the RMR II Credit Agreement (and their respective affiliates) have in the past provided and/or may in the future provide investment banking, underwriting, lending, commercial banking, trust, and other advisory services to the Company and its subsidiaries and affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries and affiliates for such services.

For a complete description of the terms of the RMR II Credit Agreement, see Exhibit 10.1 hereto. The foregoing description is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the RMR II Credit Agreement, which is incorporated by reference herein.

RMR IV Warehouse Facility

On April 19, 2021, the Company and its wholly-owned subsidiary, Regional Management Receivables IV, LLC (“RMR IV”), entered into a Credit Agreement, by and among the Company, as servicer (the “Servicer”), RMR IV, the lenders from time to time parties thereto (the “Lenders”), Wells Fargo Bank, National Association (“Wells Fargo”), as account bank (the “Account Bank”) and backup servicer (the “Backup Servicer”), Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) (the “RMR IV Credit Agreement”). The RMR IV Credit Agreement provides for a revolving $125 million warehouse facility (the “RMR IV Warehouse Facility”) and is secured by certain large and small consumer loans and convenience checks, including loans originated electronically and online (the “Receivables”) that were directly originated by the Company’s subsidiaries, Regional Finance Corporation of Alabama, Regional Finance Company of Georgia, LLC, Regional Finance Company of Missouri LLC, Regional Finance Company of New Mexico, LLC, Regional Finance Corporation of North Carolina, Regional Finance of Oklahoma, LLC, Regional Finance Corporation of South Carolina, Regional Finance Corporation of Tennessee, Regional Finance Corporation of Texas, Regional Finance Company of Virginia, LLC, Regional Finance Corporation of Wisconsin and Regional Finance Company of Illinois, LLC (each a “Seller” and “Subservicer,” and together the “Sellers” and “Subservicers”).

The following table summarizes certain aspects of the RMR IV Warehouse Facility:

Facility Size	$125 million

Advance Rate[1]	81.00%

Interest Rate	2.35% + applicable Step-Up Margin + Alternative Rate per annum

Alternative Rate[2]	1-month LIBOR

Step-Up Margin	+1.00% per annum on or after termination of the Revolving Period +2.50% per annum on or after an Event of Default

Unused Commitment Fee Rate[3]	0.70% per annum if utilization is ≤ 33.33% 0.60% per annum if utilization is ≥ 33.33% but ≤ 66.67% 0.35% per annum if utilization is ≥ 66.67%

Revolving Period	April 19, 2023

Amortization Period	12 months after the termination of the Revolving Period

Maturity Date	Upon termination of the Amortization Period

1.	Upon the occurrence and during the continuation of certain reporting or trigger events, the Total Advance Rate will decrease to 76.00%.
2.

LIBOR provided that the Alternative Rate shall be the Base Rate if at the time such rate is selected the relevant Lender has notified the Administrative Agent that a LIBOR disruption event has occurred.

3.	For any interest period during which a securitization occurs and for the first interest period thereafter, the Unused Commitment Fee Rate shall be 0.35% per annum.

In connection with the transactions contemplated by the RMR IV Credit Agreement, on April 19, 2021 (the “Closing Date”), and on each subsequent funding date (the “Funding Date”), each Seller will sell and transfer Receivables and related assets (“Transferred Assets”) originated by it to the Company pursuant to a first tier purchase agreement, and in turn the Company will sell and transfer Transferred Assets to the Borrower pursuant to a second tier purchase agreement. Recourse to each Seller and the Company is limited to an obligation of the applicable transferor to repurchase a Receivable if it is determined after the applicable Funding Date that there is a breach of any representation or warranty relating to such Receivable as of such Funding Date. The Company is required to cure, repurchase from the Borrower or substitute any Receivable that was not an eligible Receivable as of the applicable Funding Date. Separately, the Servicer is required to repurchase any Receivable that has been modified by the Servicer. The Borrower granted a lien on and security interest in all of its right, title, and interest in, to, and under the Transferred Assets and related collateral to the Administrative Agent, as agent for Lenders.

In connection with the closing of the RMR IV Warehouse Facility, the Borrower and the Company paid the Lenders an upfront fee. In addition, the Borrower is required to pay interest at the applicable Interest Rate on the applicable loan balance from the Closing Date until the date such loan balance has been paid in full. The principal of the applicable loan is payable in installments on each payment date, unless the Borrower exercises its right to prepay such loan. The Borrower has the right to prepay all or any portion of the loans without penalty, upon delivery of a prepayment notice to the Administrative Agent, the agents, the Account Bank, and each hedge counterparty at least three business days prior to such prepayment. In connection with prepayment, the Borrower is required to pay to the secured parties certain breakage costs that are attributable to any administrative loss, cost, or expense (but excluding lost profits) incurred by the secured parties.

The RMR IV Credit Agreement permits the Servicer to delegate in the ordinary course of business any or all of its duties and obligations thereunder to one or more Subservicers, provided that (i) each Subservicer is responsible for servicing the Receivables in the state in which such Subservicer is located, and (ii) the Servicer remains at all times responsible for the performance of each Subservicer’s duties and obligations. Each Subservicer will enter into a subservicing agreement with the Servicer. The RMR IV Credit Agreement contains covenants that require the Servicer with respect to any collection period to maintain certain delinquency ratios, extension ratios, and annualized charge-off ratios. A failure to maintain such ratios may result in a Level I Trigger Event, Level II Trigger Event, or Level III Trigger Event. Upon the occurrence of a Level I Trigger Event followed by the delivery of written notice from the Administrative Agent (acting at the direction of the required Lenders), the Servicer and the Backup Servicer must work with the Administrative Agent and the Lenders to take certain actions to centralize servicing, including establishing a lockbox and directing the obligors to remit all future payments to such lockbox.

The RMR IV Credit Agreement contains customary servicer termination events (subject to certain materiality thresholds and cure periods), including among others, (a) failure by the Servicer to deliver any collections or make any payment, transfer, or deposit, (b) a merger or consolidation of the Servicer in breach of the RMR IV Credit Agreement, (c) failure to deliver a monthly report or monthly loan tape, (d) non-compliance with covenants, (e) breach of a representation or warranty, (f) an insolvency event involving the Servicer or (g) an Event of Default shall have occurred and have not been waived. The remedies for such servicer termination events are also customary for this type of transaction and include termination and replacement of the Servicer as servicer under the RMR IV Credit Agreement.

The RMR IV Credit Agreement also contains customary termination events (subject to certain materiality thresholds and cure periods), including among others, (a) non-payment, (b) non-compliance with covenants, (c) failure of the Administrative Agent to maintain a first prior perfected security interest in any material portion of the collateral, (d) a servicer termination event, (e) a representation or warranty was proved to be false or incorrect at the time it was made in a material respect and remains unremedied for 30 days, (f) an insolvency event involving the Company, the Borrower, or the Sellers, (g) a change in control of the Company or the Borrower, (h) an event of default under a material financing agreement of any Regional Management entity, (i) the breach of any financial covenant occurs, and (j) the Company, the Borrower, or the Sellers have one or more final non-appealable judgements entered against it by a court of competent jurisdiction in excess of the specified monetary thresholds. The remedies for such termination events are also customary for this type of transaction and include acceleration of the Borrower’s outstanding obligations under the RMR IV Credit Agreement.

The RMR IV Credit Agreement also provides mechanics relating to a transition away from LIBOR as a benchmark interest rate and the replacement of LIBOR by a replacement alternative benchmark rate or mechanism

The Lenders under the RMR IV Credit Agreement (and their respective affiliates) have in the past provided and/or may in the future provide investment banking, underwriting, lending, commercial banking, trust, and other advisory services to the Company and its subsidiaries and affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries and affiliates for such services.

For a complete description of the terms of the RMR IV Credit Agreement, see Exhibit 10.2 hereto. The foregoing description is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the RMR IV Credit Agreement, which is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1

Second Amended and Restated Credit Agreement, dated April 14, 2021 by and among Regional Management Corp., Regional Management Receivables II, LLC, as borrower, Regional Management Corp., as servicer, the lenders and agents from time to time parties thereto, Wells Fargo Bank, National Association, as account bank and backup servicer, and Credit Suisse AG, New York Branch, as administration agent, structuring and syndication agent.

10.2	Credit Agreement, dated April 19, 2021 by and among Regional Management Receivables IV, LLC, as borrower, Regional Management Corp., as servicer, the lenders and agents from time to time parties thereto, Wells Fargo Bank, National Association as account bank and backup servicer and Wells Fargo Bank, National Association as administration agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regional Management Corp.

Date: April 20, 2021	By:	/s/ Harpreet Rana
Harpreet Rana Executive Vice President and Chief Financial Officer